EXHIBIT 99.1
NEWS RELEASE

Ducommun Incorporated Reports
Second Quarter 2025 Results
Quarterly Revenue Tops $200M; Record Quarterly Gross Margin;
Net Income Increase of 63% Year-over-Year
COSTA MESA, CALIFORNIA (August 7, 2025) – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today reported results for its second quarter ended June 28, 2025.
Second Quarter 2025 Recap
•Net revenue was $202.3 million, an increase of 3% over Q2 2024
•Gross margin of 26.6%, year-over-year growth of 60 bps
•Net income of $12.6 million (increase of 63% year-over-year), or $0.82 per diluted share, or 6.2% of revenue, up 230 bps year-over-year
•Non-GAAP adjusted net income of $13.4 million (increase of 8% year-over-year), or $0.88 per diluted share
•Adjusted EBITDA of $32.4 million (increase of 8% year-over-year), or 16.0% of revenue, up 80 bps year-over-year
“Another excellent quarter for Ducommun as we continue to make solid progress towards our VISION 2027 goals with both gross margin and Adjusted EBITDA margin and dollars at record levels. Net revenue grew 3% to $202.3 million as anticipated, led by strength in our defense business which offset the continued headwinds in commercial aerospace OEM demand,” said Stephen G. Oswald, chairman, president and chief executive officer. “Defense in Q2 saw strong demand across several missile programs as well as radar, military rotary-wing aircraft platforms and a classified program. While there was continued weakness in revenues from Boeing during the quarter, I am increasingly confident that their recent performance in 2025 is a sign of much better days ahead both in single aisle and wide-body aircraft.
“The Company continues to make strong progress in its margin expansion journey as well with gross margins expanding 60 bps year-over-year from 26.0% to 26.6%, which is an excellent achievement. Adjusted EBITDA exceeded $30 million for the second consecutive quarter, expanding 80 bps year-over-year from 15.2% to 16.0% as we build a consistent track record. The continued growth in Adjusted EBITDA margins in Q2 keeps us on pace to meet the VISION 2027 financial goal of 18% Adjusted EBITDA.
“The tariff environment continues to evolve and we currently do not expect it to have any material impact on our financial outlook. As a reminder we are largely a U.S. manufacturer with U.S. workers and our domestic facilities generate more than 95% of Ducommun’s revenue. With the recent EU agreement this also clears the way, tariff free with DCO's Airbus business. In addition, we are making progress in putting in plans to largely mitigate raw materials tariff exposures through either duty exemptions on military products or by passing through to our customers under the terms of our contracts.
“In summary, Q2 was another strong performance and along with Q1, we have had an excellent first half. We are also very optimistic for greater revenue growth year-over-year in second half of 2025 as market demand increases.”

Second Quarter Results
Net revenue for the second quarter of 2025 was $202.3 million compared to $197.0 million for the second quarter of 2024. The year-over-year increase was primarily due to the following in the Company's key end-use markets:
•$16.5 million higher revenue in the Company’s military and space end-use markets due to higher rates on selected missile, rotary-wing aircraft, and radar platforms and a classified program; partially offset by
•$9.0 million lower revenue in the Company’s commercial aerospace end-use markets due to lower revenues from Boeing and lower rates on rotary-wing aircraft platforms.
In addition, revenue for the Company’s industrial end-use markets for the second quarter of 2025 decreased $2.3 million compared to the second quarter of 2024 mainly due to the Company’s selective pruning of non-core business.
Net income for the second quarter of 2025 was $12.6 million, or 6.2% of revenue, or $0.82 per diluted share, compared to $7.7 million, or 3.9% revenue, or $0.52 per diluted share, for the second quarter of 2024. This reflects higher gross profit of $2.5 million, higher other income of $1.7 million, and lower restructuring charges of $1.5 million (prior year included $0.9 million recorded as cost of sales), partially offset by higher income tax expense of $1.1 million.
Gross profit for the second quarter of 2025 was $53.7 million, or 26.6% of revenue, compared to gross profit of $51.2 million, or 26.0% of revenue, for the second quarter of 2024. The increase in gross profit as a percentage of net revenue year-over-year was primarily due to lower other manufacturing costs and lower restructuring charges as a result of nearing the completion of the wind down of the Monrovia performance center, partially offset by unfavorable product mix and lower manufacturing volume.
Operating income for the second quarter of 2025 was $17.2 million, or 8.5% of revenue, compared to $13.9 million, or 7.1% of revenue, in the comparable period last year. The year-over-year increase of $3.2 million was primarily due to higher gross profit and lower restructuring charges. Non-GAAP adjusted operating income for the second quarter of 2025 was $20.0 million, or 9.9% of revenue, compared to $19.9 million, or 10.1% of revenue, in the comparable period last year. The year-over-year increase was primarily due to higher GAAP operating income, partially offset by lower add backs of restructuring charges and professional fees related to unsolicited non-binding acquisition offer.
Adjusted EBITDA for the second quarter of 2025 was $32.4 million, or 16.0% of revenue, compared to $30.0 million, or 15.2% of revenue, for the comparable period in 2024.
Interest expense for the second quarter of 2025 was $3.0 million compared to $4.0 million in the comparable period of 2024. The year-over-year decrease was primarily due lower interest rates along with a lower debt balance.
During the second quarter of 2025, the net cash provided by operations was $22.4 million compared to $3.5 million during the second quarter of 2024. The higher net cash provided by operations during the second quarter of 2025 was primarily due to higher net income, higher accounts payable, and a smaller increase in contract assets.
Business Segment Information
Electronic Systems
Electronic Systems segment net revenue for the quarter ended June 28, 2025 was $110.2 million, compared to $101.4 million for the second quarter of 2024. The year-over-year increase was primarily due to the following in the Company's key end-use markets:
•$13.8 million higher revenue within the Company’s military and space end-use markets due to higher rates on selected missiles, radar, fixed-wing aircraft platforms, and a classified program, partially offset by lower rates on electronic warfare platforms; partially offset by
•$2.7 million lower revenue in the Company’s commercial aerospace end-use markets due to lower in-flight entertainment revenues and lower rates on large aircraft platforms.
In addition, revenue for the Company’s industrial end-use markets for the second quarter of 2025 decreased $2.3 million compared to the second quarter of 2024 mainly due to the Company’s selective pruning of non-core business.
Electronic Systems segment operating income for the quarter ended June 28, 2025 was $21.0 million, or 19.0% of revenue, compared to $16.8 million, or 16.6% of revenue, for the comparable quarter in 2024. The year-over-year increase of $4.2 million was primarily due to favorable product mix, higher manufacturing volume, and lower other manufacturing costs. Non-GAAP adjusted operating income for the second quarter of 2025 was $21.4 million, or 19.4% of revenue, compared to $17.2 million, or 16.9% of revenue, in the comparable period last year.

Structural Systems
Structural Systems segment net revenue for the quarter ended June 28, 2025 was $92.0 million, compared to $95.6 million for the second quarter of 2024. The year-over-year decrease was primarily due to the following:
•$6.2 million lower revenue within the Company’s commercial aerospace end-use markets due to lower revenues from Boeing; partially offset by
•$2.7 million higher revenue within the Company’s military and space end-use markets due to higher rates on selected rotary-wing aircraft platforms, partially offset by lower rates on selected fixed-wing aircraft platforms.
Structural Systems segment operating income for the quarter ended June 28, 2025 was $9.5 million, or 10.4% of revenue, compared to $10.6 million, or 11.0% of revenue, for the comparable quarter in 2024. The year-over-year decrease of $1.0 million was primarily due to unfavorable product mix and lower manufacturing volume, partially offset by lower other manufacturing costs and lower restructuring charges as a result of nearing the completion of the wind down of the Monrovia performance center. Non-GAAP adjusted operating income for the second quarter of 2025 was $11.9 million, or 13.0% of revenue, compared to $14.7 million, or 15.4% of revenue, in the comparable period last year.
Corporate General and Administrative (“CG&A”) Expenses
CG&A expenses for the second quarter of 2025 were $13.3 million, or 6.6% of total Company revenue, compared to 13.4 million, or 6.8% of total Company revenue, for the comparable quarter in the prior year. The year-over-year decrease in CG&A expenses was primarily due to lower professional services fees of $1.0 million, partially offset by higher compensation and benefits costs of $0.6 million.
Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president and chief executive officer, and Suman B. Mookerji, the Company’s senior vice president, chief financial officer will be held today, August 7, 2025 at 10:00 a.m. PT (1:00 p.m. ET) to review these financial results. To access the conference call, please pre-register using the following registration link:
https://register-conf.media-server.com/register/BI46d4e87fa387494a9f8901443dd7195c
Registrants will receive a confirmation with dial-in details. Mr. Oswald and Mr. Mookerji will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes. A live webcast of the event can be accessed using the link above. A replay of the webcast will be available on the Ducommun website at Ducommun.com.
Additional information regarding Ducommun's results can be found in the Q2 2025 Earnings Presentation available at Ducommun.com.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, expectations relating to increased demand in the single aisle and wide-body commercial aerospace market, any statements about the Company's VISION 2027 Strategy and its progress towards the financial goals stated therein, as well as expectations relating to the impact of the current tariff environment on the Company's financial outlook. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the strength of the real estate market, the duration of any lease entered into as part of any sale-leaseback transaction, the amount of commissions owed to brokers, and applicable tax rates; the impact of the Company’s debt service obligations and restrictive debt covenants; our ability to overcome headwinds in pending litigation matters which may become material, including with respect to the Guaymas performance center fire; the Company’s end-use markets are cyclical; the Company depends upon a selected base of industries and customers; a significant portion of the Company’s business depends upon U.S. Government defense spending; the Company is subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of the Company’s customers contain provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry could adversely affect the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the possibility of labor disruptions adversely affecting our business; the Company relies on its suppliers to meet the quality and delivery expectations of its customers; the Company uses estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities could adversely affect the Company’s financial results; cyber security attacks, internal system or service failures may adversely impact the Company’s business and operations; the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, August 7, 2025, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, stock-based compensation expense, restructuring charges, professional fees related to unsolicited non-binding acquisition offer, inventory purchase accounting adjustments, and gain on sale of property and other assets), including as a percentage of revenue, non-GAAP operating income, including as a percentage of net revenues, non-GAAP net income, non-GAAP earnings per share, and backlog. In addition, certain other prior period amounts have been reclassified to conform to current year’s presentation.
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies.

The Company defines backlog as customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein may or may not be greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond the Company’s control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in some of the Company’s programs.
CONTACT:

Suman Mookerji, Senior Vice President, Chief Financial Officer, 657.335.3665
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 28, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$37,117	$37,139
Accounts receivable, net	119,682	109,716
Contract assets	221,046	200,584
Inventories	197,296	196,881
Production cost of contracts	5,769	6,802
Other current assets	17,327	16,959
Total Current Assets	598,237	568,081
Property and Equipment, Net	108,943	109,812
Operating Lease Right-of-Use Assets	24,358	28,611
Goodwill	244,600	244,600
Intangibles, Net	141,215	149,591
Deferred income taxes	5,066	2,239
Other Assets	18,412	23,167
Total Assets	$1,140,831	$1,126,101
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$84,089	$75,784
Contract liabilities	36,971	34,445
Accrued and other liabilities	42,069	44,214
Operating lease liabilities	8,866	8,531
Current portion of long-term debt	12,500	12,500
Total Current Liabilities	184,495	175,474
Long-Term Debt, Less Current Portion	218,084	229,830
Non-Current Operating Lease Liabilities	16,853	21,284
Other Long-Term Liabilities	13,568	16,983
Total Liabilities	433,000	443,571
Commitments and Contingencies
Shareholders’ Equity
Common Stock	149	148
Additional Paid-In Capital	223,652	217,523
Retained Earnings	476,539	453,475
Accumulated Other Comprehensive Income	7,491	11,384
Total Shareholders’ Equity	707,831	682,530
Total Liabilities and Shareholders’ Equity	$1,140,831	$1,126,101

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net Revenues	$202,260	$197,000	$396,374	$387,847
Cost of Sales	148,522	145,761	291,039	289,665
Gross Profit	53,738	51,239	105,335	98,182
Selling, General and Administrative Expenses	35,959	36,061	70,553	69,012
Restructuring Charges	608	1,254	1,034	2,624
Operating Income	17,171	13,924	33,748	26,546
Interest Expense	(3,008)	(3,975)	(6,271)	(7,858)
Other Income	1,746	—	1,746	—
Income Before Taxes	15,909	9,949	29,223	18,688
Income Tax Expense	3,356	2,225	6,159	4,115
Net Income	$12,553	$7,724	$23,064	$14,573
Earnings Per Share
Basic earnings per share	$0.84	$0.52	$1.55	$0.99
Diluted earnings per share	$0.82	$0.52	$1.52	$0.97
Weighted-Average Number of Common Shares Outstanding
Basic	14,938	14,775	14,898	14,735
Diluted	15,216	14,961	15,196	14,954

Gross Profit %	26.6%	26.0%	26.6%	25.3%
SG&A %	17.8%	18.3%	17.8%	17.8%
Operating Income %	8.5%	7.1%	8.5%	6.8%
Net Income %	6.2%	3.9%	5.8%	3.8%
Effective Tax Rate	21.1%	22.4%	21.1%	22.0%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
GAAP net income	$12,553	$7,724	$23,064	$14,573
Non-GAAP Adjustments:
Interest expense	3,008	3,975	6,271	7,858
Income tax expense	3,356	2,225	6,159	4,115
Depreciation	3,991	4,038	8,268	8,054
Amortization	4,282	4,207	8,589	8,544
Stock-based compensation expense (1)	6,356	4,028	11,703	8,286
Restructuring charges (2)	608	2,111	1,034	3,481
Professional fees related to unsolicited non-binding acquisition offer	—	1,374	—	1,374
Inventory purchase accounting adjustments	—	291	—	1,082
Gain on sale of property and other assets	(1,746)	—	(1,746)	—
Adjusted EBITDA	$32,408	$29,973	$63,342	$57,367
Net income as a % of net revenues	6.2%	3.9%	5.8%	3.8%
Adjusted EBITDA as a % of net revenues	16.0%	15.2%	16.0%	14.8%
(1) The three and six months ended June 28, 2025 included $0.6 million and $1.4 million, respectively, of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash. The three and six months ended June 29, 2024 included $0.5 million and $1.9 million, respectively, of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash. The three and six months ended June 28, 2025 each included $0.2 million of stock-based compensation expense recorded as cost of sales. The three and six months ended June 29, 2024 each included $0.1 million of stock-based compensation expense recorded as cost of sales.
(2) Restructuring charges for the three and six months ended June 29, 2024 each included $0.9 million recorded as cost of sales.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended					Six Months Ended
	% Change	June 28, 2025	June 29, 2024	% of Net Revenues 2025	% of Net Revenues 2024	% Change	June 28, 2025	June 29, 2024	% of Net Revenues 2025	% of Net Revenues 2024
Net Revenues
Electronic Systems	8.7%	$110,228	$101,440	54.5%	51.5%	5.3%	$219,974	$208,979	55.5%	53.9%
Structural Systems	(3.7)%	92,032	95,560	45.5%	48.5%	(1.4)%	176,400	178,868	44.5%	46.1%
Total Net Revenues	2.7%	$202,260	$197,000	100.0%	100.0%	2.2%	$396,374	$387,847	100.0%	100.0%
Segment Operating Income
Electronic Systems		$20,983	$16,806	19.0%	16.6%		$39,114	$35,775	17.8%	17.1%
Structural Systems		9,533	10,559	10.4%	11.0%		19,917	13,427	11.3%	7.5%
		30,516	27,365				59,031	49,202
Corporate General and Administrative Expenses (1)		(13,345)	(13,441)	(6.6)%	(6.8)%		(25,283)	(22,656)	(6.4)%	(5.8)%
Total Operating Income		$17,171	$13,924	8.5%	7.1%		$33,748	$26,546	8.5%	6.8%
Adjusted EBITDA
Electronic Systems
Operating Income		$20,983	$16,806				$39,114	$35,775
Depreciation and Amortization		3,575	3,662				7,141	7,294
Stock-Based Compensation Expense (2)		146	91				223	171
Restructuring Charges		81	—				171	459
		24,785	20,559	22.5%	20.3%		46,649	43,699	21.2%	20.9%
Structural Systems
Operating Income		9,533	10,559				19,917	13,427
Depreciation and Amortization		4,596	4,547				9,512	9,209
Stock-Based Compensation Expense (3)		142	70				321	156
Restructuring Charges		527	2,111				863	3,022
Inventory Purchase Accounting Adjustments		—	291				—	1,082
		14,798	17,578	16.1%	18.4%		30,613	26,896	17.4%	15.0%
Corporate General and Administrative Expenses (1)
Operating loss		(13,345)	(13,441)				(25,283)	(22,656)
Depreciation and Amortization		102	36				204	95
Stock-Based Compensation Expense (4)		6,068	3,867				11,159	7,959
Professional Fees Related to Unsolicited Non-Binding Acquisition Offer		—	1,374				—	1,374
		(7,175)	(8,164)				(13,920)	(13,228)
Adjusted EBITDA		$32,408	$29,973	16.0%	15.2%		$63,342	$57,367	16.0%	14.8%
Capital Expenditures
Electronic Systems		$783	$1,143				$3,048	$1,939
Structural Systems		3,129	1,353				5,243	2,877
Corporate Administration		—	723				13	3,148
Total Capital Expenditures		$3,912	$3,219				$8,304	$7,964
(1)Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.
(2)The three and six months ended June 28, 2025 each included $0.1 million of stock-based compensation expense recorded as cost of sales. The three and six months ended June 29, 2024 each included less than $0.1 million of stock-based compensation expense recorded as cost of sales.

(3)The three and six months ended June 28, 2025 each included $0.1 million of stock-based compensation expense recorded as cost of sales. The three and six months ended June 29, 2024 included less than $0.1 million and $0.1 million, respectively, of stock-based compensation expense recorded as cost of sales.
(4)The three and six months ended June 28, 2025 included $0.6 million and $1.4 million, respectively, of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash. The three and six months ended June 29, 2024 included $0.5 million and $1.9 million, respectively, of stock-based compensation expense for awards with both performance and market conditions that will be settled in cash.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP OPERATING INCOME RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended				Six Months Ended
GAAP To Non-GAAP Operating Income	June 28, 2025	June 29, 2024	% of Net Revenues 2025	% of Net Revenues 2024	June 28, 2025	June 29, 2024	% of Net Revenues 2025	% of Net Revenues 2024
GAAP operating income	$17,171	$13,924			$33,748	$26,546

GAAP operating income - Electronic Systems	$20,983	$16,806			$39,114	$35,775
Adjustments to GAAP operating income - Electronic Systems:
Restructuring charges	81	—			171	459
Amortization of acquisition-related intangible assets	374	374			747	747
Total adjustments to GAAP operating income - Electronic Systems	455	374			918	1,206
Non-GAAP adjusted operating income - Electronic Systems	21,438	17,180	19.4%	16.9%	40,032	36,981	18.2%	17.7%

GAAP operating income - Structural Systems	9,533	10,559			19,917	13,427
Adjustments to GAAP operating income - Structural Systems:
Restructuring charges	527	2,111			863	3,022
Inventory purchase accounting adjustments	—	291			—	1,082
Amortization of acquisition-related intangible assets	1,860	1,785			3,719	3,719
Total adjustments to GAAP operating income - Structural Systems	2,387	4,187			4,582	7,823
Non-GAAP adjusted operating income - Structural Systems	11,920	14,746	13.0%	15.4%	24,499	21,250	13.9%	11.9%

GAAP operating loss - Corporate	(13,345)	(13,441)			(25,283)	(22,656)
Adjustments to GAAP Operating Income - Corporate
Professional fees related to unsolicited non-binding acquisition offer	—	1,374			—	1,374
Total adjustments to GAAP Operating Income - Corporate	—	1,374			—	1,374
Non-GAAP adjusted operating loss - Corporate	(13,345)	(12,067)			(25,283)	(21,282)
Total non-GAAP adjustments to GAAP operating income	2,842	5,935			5,500	10,403
Non-GAAP adjusted operating income	$20,013	$19,859	9.9%	10.1%	$39,248	$36,949	9.9%	9.5%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP NET INCOME AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
GAAP To Non-GAAP Net Income	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
GAAP net income	$12,553	$7,724	$23,064	$14,573
Adjustments to GAAP net income:
Restructuring charges	608	2,111	1,034	3,481
Professional fees related to unsolicited non-binding acquisition offer	—	1,374	—	1,374
Inventory purchase accounting adjustments	—	291	—	1,082
Gain on sale of property and other assets	(1,746)	—	(1,746)	—
Amortization of acquisition-related intangible assets	2,234	2,159	4,466	4,466
Total adjustments to GAAP net income before provision for income taxes	1,096	5,935	3,754	10,403
Income tax effect on non-GAAP adjustments (1)	(219)	(1,187)	(751)	(2,081)
Non-GAAP adjusted net income	$13,430	$12,472	$26,067	$22,895

	Three Months Ended		Six Months Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
GAAP diluted earnings per share (“EPS”)	$0.82	$0.52	$1.52	$0.97
Adjustments to GAAP diluted EPS:
Restructuring charges	0.04	0.14	0.07	0.24
Professional fees related to unsolicited non-binding acquisition offer	—	0.09	—	0.09
Inventory purchase accounting adjustments	—	0.02	—	0.07
Gain on sale of property and other assets	(0.12)	—	(0.11)	—
Amortization of acquisition-related intangible assets	0.15	0.14	0.29	0.30
Total adjustments to GAAP diluted EPS before provision for income taxes	0.07	0.39	0.25	0.70
Income tax effect on non-GAAP adjustments (1)	(0.01)	(0.08)	(0.05)	(0.14)
Non-GAAP adjusted diluted EPS	$0.88	$0.83	$1.72	$1.53

Shares used for non-GAAP adjusted diluted EPS	15,216	14,961	15,196	14,954
(1) Effective tax rate of 20.0% used for both 2025 and 2024 adjustments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	June 28, 2025	December 31, 2024
Consolidated Ducommun
Military and space	$592,580	$624,785
Commercial aerospace	404,080	415,905
Industrial	21,212	20,129
Total	$1,017,872	$1,060,819
Electronic Systems
Military and space	$434,919	$459,546
Commercial aerospace	76,740	76,291
Industrial	21,212	20,129
Total	$532,871	$555,966
Structural Systems
Military and space	$157,661	$165,239
Commercial aerospace	327,340	339,614
Total	$485,001	$504,853
* Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of June 28, 2025 were $906.0 million. The Company defines backlog as customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of June 28, 2025 was $1,017.9 million compared to $1,060.8 million as of December 31, 2024.